Exhibit 21.1

SUBSIDIARIES OF PEGASYSTEMS INC.

Name of Subsidiary	State or Jurisdiction of Entity
Antenna Canada, Inc.	Canada

Antenna Software India Private Ltd.	India

Antenna Software, LLC	Delaware

Antenna Volantis Mobile Systems Private Ltd.	India

Antenna Volantis, Inc.	Oregon

OpenSpan Software Limited	United Kingdom

Pegasystems AG	Switzerland

Pegasystems Bilgi Teknolojileri Anonim Şirketi	Turkey

Pegasystems BV	Netherlands

Pegasystems Canada Inc.	Canada

Pegasystems France, S.A.R.L.	France

Pegasystems GmbH	Germany

Pegasystems Investment Inc.	Massachusetts

Pega Japan K.K.	Japan

Pegasystems Limited	United Kingdom

Pegasystems Mauritius	Mauritius

Pegasystems New Zealand Limited	New Zealand

Pegasystems PTE Limited	Singapore

Pegasystems PTY Limited	Australia

Pegasystems Rus LLC	Russia

PEGASYSTEMS Software (Beijing) Co., Limited	China

Pegasystems Software Ltd.	United Kingdom

Pegasystems sp. z o.o.	Poland

Pegasystems Spain, S.L.	Spain

Pegasystems Thailand Limited	Thailand

Pegasystems Worldwide Inc.	Massachusetts

Pegasystems Worldwide India Private Limited	India

RPA Antenna Inc.	New Jersey